Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Clear Channel Outdoor Holdings, Inc. 2005 Stock Incentive Plan of our reports dated August 4, 2005 (except for the first paragraph of Note A and the fourth paragraph of Note O, as to which date is November 9, 2005), with respect to the combined financial statements and schedule of Clear Channel Outdoor Holdings, Inc. included in its Registration Statement (Amendment No. 6 to Form S-1 No. 333-127375) filed with the Securities and Exchange Commission.

/s/ Ernst & Young L.L.P.

San Antonio, Texas
December 5, 2005